                                                              EXHIBIT (a)(5)(u)


                         TO BE FILED UNDER SEAL PURSUANT
                          TO COURT ORDER DATED 1/6/03

                          UNITED STATES DISTRICT COURT
                         EASTERN DISTRICT OF MICHIGAN

---------------------------------------- x

SIMON PROPERTY GROUP, INC., and          :
SIMON PROPERTY ACQUISITIONS, INC.,

                                         :
                     Plaintiffs,

                                         :       CIVIL ACTION NO. 02-74799
           - against -
                                         :       JUDGE VICTORIA A. ROBERTS
TAUBMAN CENTERS, INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA         :
A. PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,       :
ALLAN J. BLOOSTEIN, JEROME A.
CHAZEN, AND S. PARKER GILBERT,           :

                     Defendants.         :

---------------------------------------- x

                 MEMORANDUM OF LAW IN SUPPORT OF SPG PLAINTIFFS'
                      MOTION FOR A PRELIMINARY INJUNCTION
--------------------------------------------------------------------------------


                                        Carl H. von Ende (P21867)
                                        Todd A. Holleman (P57699)
                                        MILLER, CANFIELD, PADDOCK &
                                          STONE, P.L.C.
                                        150 West Jefferson, Suite 2500
                                        Detroit, Michigan 48226-4415
                                        Telephone: (313) 963-6420
                                        Facsimile: (313) 496-7500

                                        WILLKIE FARR & GALLAGHER
                                        787 Seventh Avenue
                                        New York, New York 10019
                                        Telephone: (212) 728-8000
                                        Facsimile: (212) 728-8111

                                TABLE OF CONTENTS


                                                                            PAGE

TABLE OF AUTHORITIES ......................................................   ii

INDEX TO APPENDIX .........................................................    v

STATEMENT OF THE ISSUES PRESENTED.......................................... viii

CONTROLLING OR MOST APPROPRIATE AUTHORITY .................................   ix

INTRODUCTION ..............................................................    1

FACTS .....................................................................    3

     Background ...........................................................    3

     The 1998 Restructuring ...............................................    5

     The SPG Offer And Defendants' Flat Rejection Of It....................   13

ARGUMENT ..................................................................   15

     I.   PLAINTIFFS ARE LIKELY TO SUCCEED ON THE MERITS
          OF THEIR BREACH OF FIDUCIARY DUTY AND CONTROL
          SHARE ACT CLAIMS ................................................   15

          A.   Defendants Have Breached And Continue To Breach
               Their Fiduciary Duties......................................   15

          B.   The Formation Of A Group With Respect To 33.6% Of
               TCI's Voting Shares Precludes Voting Of Those Shares
               Without Shareholder Approval ...............................   20

     II.  SPG WILL SUFFER IRREPARABLE HARM.................................   24

     III. DEFENDANTS WILL NOT SUFFER SUBSTANTIAL HARM .....................   24

     IV.  AN INJUNCTION WILL SERVE THE PUBLIC INTEREST.....................   25

CONCLUSION.................................................................   25

                              TABLE OF AUTHORITIES


CASES                                                                                                    PAGE(S)
AHI METNALL, L.P. V. J.C. NICHOLS CO., 891 F. Supp. 1352 (W.D. Mo. 1995) ................................. 24, 25

ASARCO INC. V. COURT, 611 F. Supp. 468 (D.N.J. 1985)................................................. 17, 24, 25

BEZTAK V. BANK ONE COLUMBUS, N. AM., INC., 811 F. SUPP. 274 (E.D. Mich. 1992) ............................... 17

BREAUD V. AMATO, 657 So. 2d 1337 (La. Ct. App. 1995)......................................................... 20

BUCKHORN, INC. V. ROPAK CORP., 656 F. Supp. 209 (S.D. Ohio 1987) ............................................ 24

CAMPAU V. MCMATH, 185 Mich. App. 724 (Mich. Ct. App. 1990)................................................... 17

CHAMPION PARTS REBUILDERS, INC. V. CORMIER CORP., 661 F. Supp. 825 (N.D. Ill. 1987) ......................... 21

CITIZENS FIRST BANCORP., INC. V. HARRELD, 559 F. Supp. 867 (W.D. Ky. 1982) .................................. 22

CONDEC CORP. V. LUNKENHEIMER CO., 230 A.2d 769 (Del. Ch. 1967) .............................................. 17

CONOCO, INC. V. SEAGRAM CO., 517 F. Supp. 1299 (S.D.N.Y. 1981) .............................................. 17

CROUSE-HINDS V. INTERNORTH, INC., 518 F. Supp. 390 (N.D.N.Y. 1980) .......................................... 19

CRTF CORP. V. FEDERATED DEP'T STORES, INC., 683 F. Supp. 422 (S.D.N.Y. 1988) ................................ 19

DROBBIN V. NICOLET INSTRUMENT CORP., 631 F. Supp. 860 (S.D.N.Y. 1986) ....................................... 17

EDELMAN V. FRUEHAUF CORP., 798 F.2d 882 (6th Cir. 1986) ..................................................... 16

GAFF V. FED. DEPOSIT INS. CORP., 828 F.2d 1145 (6th Cir. 1987)............................................... 15

IN RE GAYLORD CONTAINER CORP. S'HOLDERS LITIG., 747 A.2d 71 (Del. Ch. 1999) ................................. 19

HILTON HOTELS CORP. V. ITT CORP., 978 F. Supp. 1342 (D. Nev. 1997) .......................................... 18

J.L.B. EQUITIES, INC. V. OCWEN FIN. CORP., 131 F. Supp. 2d 544 (S.D.N.Y. 2001) .............................. 12

JEWELCOR INC. V. PEARLMAN, 397 F. Supp. 221 (S.D.N.Y. 1975) ................................................. 21

KAHN V. LYNCH COMMUNICATION SYS., INC., 638 A.2d 1110 (Del. 1994) ........................................... 16

MAGGIORE V. BRADFORD, 310 F.2d 519 (6th Cir. 1962) .......................................................... 16


                                       ii


MARKVA V. HAVEMAN, 168 F. Supp. 2d 695 (E.D. Mich. 2001) .....................................................18

MILLER V. VILL. HILL DEV. CORP., 2001 WL 754050 (Mich. Ct. App. Jul. 3, 2001) ................................15

MINSTAR ACQUIRING CORP. V. AMF, INC., 621 F. Supp. 1252 (S.D.N.Y. 1985) ......................................24

MM COS., INC. V. LIQUID AUDIO, INC., 2003 WL 58969 (Del. Jan. 7, 2003) .......................................17

MORALES V. FREUND, 163 F.3d 763 (2d Cir. 1999)................................................................21

MORALES V. QUINTEL ENTM'T INC., 249 F.3d 115 (2d Cir. 2001) ..................................................21

PACKER V. YAMPOL, 1986 WL 4748 (Del. Ch. Apr. 18, 1986) ..................................................17, 19

PHILLIPS V. INSITUFORM OF N. Am., Civ. No. 9173, 1987 WL 16285
    (Del. Ch. Aug. 27, 1987)..................................................................................17

PLAZA SEC. CO. V. FRUEHAUF CORP., 643 F. Supp. 1535 (E.D. Mich. 1986) .................................15, 15,16

SCHAFFER V. CC INV., LDC, 2002 WL 31869391 (S.D.N.Y. Dec. 20, 2002) ..........................................20

SCHNELL V. CHRIS-CRAFT INDUS., 285 A.2d 437 (Del. 1971) ......................................................17

SEILON, INC. V. LAMB, No. C 83-314,1983 WL 1354 (N.D. Ohio July 27, 1983) ....................................21

SIERRA CLUB V. MORTON, 405 U.S. 727 (1972) ...................................................................18

SIX CLINICS HOLDING CORP., II V. CAFCOMP SYS., INC., 119 F.3d 393 (6th Cir. 1997) ............................15

TEXASGULF, INC. V. CANADA DEV. CORP., 366 F. Supp. 374 (S.D. Tex. 1973) ......................................24

TORCHMARK CORP. V. BIXBY, 708 F. Supp. 1070 (W.D. Mo. 1988) ..................................................19

UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985) .................................................16

UNITRIN, INC. V. AM. GEN. CORP., 651 A.2d 1361 (Del. 1995) ...................................................16

WELLMAN V. DICKINSON, 682 F.2d 355 (2d Cir. 1982) ............................................................21

STATUTES

MCL ss. ss. 450.1790 ET SEQ.................................................................................2,23

IND. CODE ss. 23-1-42.........................................................................................23

17 C.F.R. ss. 240.13d-5(b)(1) ................................................................................24


                                      iii


OTHER AUTHORITIES

David M. Einhorn, Adam O. Emmerich and Robin Panovka, REIT M&A
   TRANSACTIONS - PECULIARITIES AND COMPLICATION, 55 BUS. Lawyer 693 (Feb. 2000) ..............................4


                                INDEX TO APPENDIX
                           VOLUME I: PUBLIC DOCUMENTS


                                                                                       PAGE
SPG Offer to Purchase for Cash, dated Dec. 5, 2002.......................................Al

SPG and Westfield Supplement to the Offer to Purchase, dated Jan. 15, 2003 .............A56

TCI Schedule 14D-9/A Amendment No. 3, dated Dec. 20, 2002...............................A95

TCI Common Stock Prospectus, dated Nov. 20, 1992 (Defendants' Exhibit 7) ..............A158

TCI Articles of Incorporation, dated Aug. 9, 2000 .....................................A348

TCI Second Amendment and Restatement of Agreement of
    Limited Partnership, dated Sept. 30, 1998 .........................................A383

TCI Form 8-K, dated Aug. 18, 1998 (Payne Exhibit 1)....................................A448

TCI Form 8-K, dated Sept. 30, 1998 (Payne Exhibit 2)...................................A468

TCI Schedule 14D-9, dated December 11, 2002 (Gilbert Exhibit 10) ......................A486

Press Release, Taubman Centers, Inc., dated Jan. 21, 2003..............................A512

TCI Schedule 13D/A, dated Nov. 14, 2002................................................A516

Press Release, Taubman Centers, Inc., dated Dec. 17, 2002 .............................A570

TCI Schedule 13D/A, dated Jan. 28, 2003................................................A573

                    VOLUME II: DEPOSITION EXHIBITS/DOCUMENTS

                                                                                                             Page
NOVA Restructuring and Recapitalization Plan Goldman Sachs as Advisor
    to the NOVA Family (Rosenberg Exhibit 7).................................................................A600

Project NOVA Goldman Sachs Value Added (Rosenberg Exhibit 8).................................................A602

Memorandum to IBD Innovation Award Committee, dated Nov. 18, 1998
    (Rosenberg Exhibit 10) ..................................................................................A608

Goldman Sachs Handwritten Notes (Bloostein Exhibit 3) .......................................................A610

Separation and Relative Value Adjustment Agreement, dated Aug. 17, 1998......................................A775

REIT Flowchart (Bloostein Exhibit 2).........................................................................A845

Morgan Stanley Handwritten Notes (Niehaus Exhibit 3).........................................................A846

Letter from Morgan Stanley to the Taubman Partnership Committee and Board of
    Directors, dated Aug. 17, 1998 (Niehaus Exhibit 8) ......................................................A847

Minutes of Meeting of the Partnership Committee of TCI, dated June 24, 1998
    (Gilbert Exhibit 3) .....................................................................................A850

Project NOVA, Preliminary Transaction Term Sheet Unit Redemption Transaction,
    revised June 29, 1998 ...................................................................................A854

1998 Draft Press Releases (Taubman Exhibit 12) ..............................................................A861

TCI Ownership Structure, May 2001 Proxy (Rosenberg Exhibit 5)................................................A912

Letter from Goldman Sachs to R. Taubman, dated Oct. 25, 2002 (R. Taubman Exhibit 9) .........................A914

Minutes of a Special Meeting of the Board of Directors of TCI,
    dated Oct. 28, 2002 (Rosenberg Exhibit 1)................................................................A923

Voting Agreements, dated Nov. 14, 2002 (R. Taubman Exhibit 13)...............................................A928

Letter from D. Simon to R. Taubman, dated Oct. 22, 2002 (Bloostein Exhibit 4)................................A935

              VOLUME III: DEPOSITION TESTIMONY/CASES & AUTHORITIES

                                                                                                           Page
Excerpts from the Deposition Transcript of Allan J. Bloostein, taken Jan. 14, 2003 ........................A938

Excerpts from the Deposition Transcript of Simon Parker Gilbert, taken Jan. 9, 2003 .......................A984

Excerpts from the Deposition Transcript of G. William Miller, taken Jan. 22, 2003 .........................A1030

Excerpts from the Deposition Transcript of Lisa Payne, taken Jan. 17, 2003 ................................A1037

Excerpts from the Deposition Transcript of Christopher J. Niehaus, taken Jan. 17, 2003 ....................A1060

Excerpts from the Deposition Transcript of Adam Rosenberg, taken Jan. 24, 2003 ............................A1087

Excerpts from the Deposition Transcript of David Simon, taken Jan. 24, 2003 ...............................Al119

Excerpts from the Deposition Transcript of Robert Taubman, taken January 16, 2003 .........................A1124

MICH. COMP LAWS ss. ss. 450.1790-1799 .....................................................................Al163

DAVID M. EINHORN ET AL, REIT M&A TRANSACTIONS-PECULIARITIES AND
    COMPLICATIONS, 55 BUS. LAW. (Feb. 2000) ...............................................................Al172

MILLER V. VILL. HILL DEV. CORP., No. 220297, 2001 WL 754050
    (Mich. Ct. App. July 3, 2001) .........................................................................A1214

MM CO., INC. V. LIQUID AUDIO, INC., NO. 606, 2002, 2003 WL 58969
    (Del. Jan. 7, 2003) ...................................................................................A1217

PACKER V. YAMPOL, 1986 WL 4748 (Del. Ch. 1986) ............................................................A1228

PHILLIPS V. INSITUFORM OF N. AM., INC., CIV. A. No. 9173, 1987 WL 16285
    (Del. Ch. 1987) .......................................................................................A1240

SCHAFFER EX REL. LASERSIGHT INC. V. CC INV., LDC, No. 99 Civ. 2821 (VM), 2002 WL
    31869391 (S.D.N.Y. Dec. 20, 2002) .....................................................................A1249

SEILON, INC. V. LAMB, NO. C 83-314,1983 WL 1354 (N.D. Ohio July 27, 1983) .................................A1257

                        STATEMENT OF THE ISSUES PRESENTED


     1. Whether the defendants breached and continue to breach their fiduciary duties to the public shareholders of Taubman Centers, Inc. by issuing a new series of voting preferred stock called the "Series B Preferred Stock" (the "Series B") to the Taubman family without fair consideration and for an improper purpose in 1998 and by continuing to permit the Taubman family to vote its Series B shares?

     The plaintiffs' answer: yes.

     2. Whether the Taubman family has formed a group within the meaning of the Michigan Control Share Act for the purpose of voting against the SPG/Westfield offer such that the group's shares may not be voted without shareholder approval?

     The plaintiffs' answer: yes.

     3. Whether the Taubman family should be preliminarily enjoined from voting the Series B shares?

     The plaintiffs' answer: yes.

                   CONTROLLING OR MOST APPROPRIATE AUTHORITY


Mich. Comp. Laws ss.ss. 450.1791-1799

15 U.S.C. ss. 78m(d)

17 C.F.R. ss. 240.13d-5(b)(1)

ASARCO INC. V. COURT, 611 F. Supp. 468 (D.N.J. 1985)

BUCKHORN, INC. V. ROPAK CORP., 656 F. Supp. 209 (S.D. Ohio 1987)

CAMPAU V. MCMATH, 185 Mich. App. 724 (Mich. Ct. App. 1990)

HILTON HOTELS CORP. V. ITT CORP., 978 F. Supp. 1342 (D. Nev. 1997)

MM COS., INC. V. LIQUID AUDIO, INC., 2003 WL 58969 (Del. Jan. 7, 2003)

MORALES V. QUINTEL ENTM'T, INC., 249 F.3d 115 (2d Cir. 2001)

SEILON, INC. V. LAMB, 1983 WL 1354 (N.D. Ohio July 27, 1983)

SIX CLINICS HOLDING CORP. V. CAFCOMP SYS., INC., 119 F.3d 393 (6th Cir. 1997)

UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985)

                                  INTRODUCTION
                                  ------------

     By this motion, the SPG plaintiffs seek relief to allow the public shareholders of Taubman Centers, Inc. ("TCI" or the "Company") to decide for themselves whether to accept a $20 per share all cash offer for their shares, representing a 50% cash premium over the Company's stock price before SPG entered the scene. Although the Taubman family owns only a 1% economic interest in TCI, while the public shareholders own the remaining 99%, TCI's public shareholders cannot take advantage of this premium offer by SPG/Westfield' because the Taubman group is adamantly opposed to the offer and intends to vote against an amendment to the Company's Articles of Incorporation that would enable the offer to be completed. Thus, if the Taubman group is allowed to vote its blocking position, it will effectively be able to veto the offer and the economic benefits the offer has created for the shareholders will disappear.

     SPG asserts two principal grounds for the preliminary injunctive relief it seeks. First, the issuance of a new series of voting preferred stock called the "Series B Preferred Stock" (the "Series B") to the Taubman family in 1998 constituted a breach of fiduciary duty by the Taubman Board of Directors because it gave effective control of the Company to the Taubman family for no fair consideration and without serving any valid corporate objective. Acting to "avoid a shareholder vote at all costs," the Taubman family knowingly took advantage of a contemporaneous transaction (the "GM Exchange") to seize effective control of TCI and effect a fundamental reallocation of power from the public to itself. By creating and allowing the Series B to be used by the family to veto offers it does not want, the Board and Taubman family have


--------------
1 Simon Property Group, Inc. and Simon Property Acquisitions, Inc. ("SPG") and Westfield America, Inc. ("Westfield"). SEE SPG Appendix ("A") at A1 (Dec. 5 offer); A56 (Jan. 15 offer). SPG's three-volume Appendix is consecutively numbered from A1-A1272.

breached and are continuing to breach their fiduciary duties to the public shareholders. Defendants' continuing rejection of the tender offer on the pretense that it is "inadequate," when the real reason is the Taubman family's adamant opposition, is but a further manifestation of their breach of duty.

     Second, the voting of the Series B by the Taubman family should also be enjoined because of the formation of a group by Robert Taubman, the Taubman family and other friends of the family to vote their shares for the admitted purpose of thwarting the SPG/Westfield offer. The accumulation of this controlling block of voting shares by the Taubman group, acting in concert, constitutes a "control share acquisition" within the meaning of MCL ss. 450.1790 ET SEQ. (the "Control Share Act") (A1163). Unless and until TCI's shareholders vote to confer voting rights on the group shares, the group's 33.6% controlling voting block cannot validly be voted.

     Plaintiffs will suffer irreparable harm if the injunctive relief sought is not granted. The Taubman board has repeatedly stated that, in light of the announced intention of the Taubman group to vote against the offer, it would be (in the Company's words) a "waste of time" for shareholders to tender their shares or give their proxies for an upcoming special shareholder meeting to amend the charter because "nothing can be achieved at the meeting."2 If the Taubman group's improperly acquired voting power is not enjoined, shareholders will not know whether, when or how they will have an opportunity to avail themselves of an advantageous all cash offer, SPG will lose the unique opportunity to complete its tender offer, and defendants will have succeeded in thwarting the public shareholders' right to vote to remove the impediments to the tender offer. In an era in which abuse of public shareholders by corporate insiders is all too

---------------
2 SEE A95, 120, 125.

common, judicial intervention in this case has become necessary to prevent the trampling of the shareholders' rights by the self-interested Taubman family.

                                      FACTS

BACKGROUND

     TCI was taken public by the Taubman family in 1992. SEE A158. The new publicly-traded REIT was owned (then as today) approximately 99% by public shareholders, including at that time the General Motors Pension Trusts ("GM"), which held about 20% of the common stock. A171. TCI, in turn, conducted its regional shopping center operations (then as today) through a limited partnership known as the Taubman Realty Group Limited Partnership ("TRG"), of which TCI is the managing general partner. A165,172. The Taubman family owned approximately 23% of the partnership units of TRG, while GM and TCI owned the remaining majority. A171.

     TRG was controlled by a 13-member Partnership Committee, on which the Taubman family held a minority of four seats, GM held four seats and TCI held five seats. A941-43; A845. TCI, in turn, was governed by a Board of 10 members (later 11), of whom two were affiliated with GM, four were affiliated with the Taubman family and the rest were designated as "Independent Directors." A172; A939-41,943. Decisions by the Partnership Committee, on behalf of TRG, and the Board, on behalf of TCI, were governed by a majority vote. A172, 250, 258. Thus, prior to 1998, the Taubman family did not have a blocking position on either the TCI Board or the TRG Partnership Committee; it had an insignificant economic and voting interest in the public REIT; and it held a minority of the TRG partnership units. A954-57, 961; A1008; A606.

     TCI and TRG were (and are) separate legal entities. The two-tiered ownership and governance structure, commonly known as an "UPREIT" structure, was put in place by the family for tax advantages. A973-74; A985, 1008. However, as explained in an article by the family's own counsel, Wachtell Lipton, "The tax advantages of UPREITS do not come without costs. The UPREIT structure can create complex conflicts of interest between the directors of the REIT and the limited partners which are often heightened in the context of change of control transactions . . . . "3

     TCI's articles make it impossible for anyone to acquire more than 9.9% of the Company's voting power (the "Excess Share Provision"). A348, 372, 374. Unless the provision were lifted, no one would purchase shares of TCI in a tender offer because the shares would have no voting rights. A978-79; A374. However, unlike the typical REIT excess share provision, the TCI Excess Share Provision is not waivable by the board but can only be amended by a two-thirds vote of the Company's shareholders. A369-77.4

     Despite the restrictions imposed by the Excess Share Provision, prior to 1998 TCI could have been sold to a third party even if the family were opposed. A968-69; A 1041-43; A 1017-18. The independent directors and the two GM directors constituted a majority of the REIT board and could have approved such a sale. A1041-43. The public shareholders, who held 99% of the


---------------
3 David M. Einhorn, Adam O. Emmerich and Robin Panovka, REIT M&A TRANSACTIONS - PECULIARITIES AND COMPLICATION, 55 Bus. Lawyer 693, 695-96, 716-720 (Feb. 2000) (A1172).

4 While REITS commonly utilize excess share provisions to preserve the REIT's tax status, they typically grant the board of directors the discretion to waive the limitation with respect to particular acquirors who would not jeopardize the target REIT's tax status. SEE REIT M&A TRANSACTIONS at 698 (A1177). Because an acquisition of a REIT by another REIT or corporation (as opposed to an individual) does not threaten the target REIT's tax status, ID., the SPGIWestfield offer poses no threat to TCI's status as a REIT.

voting power in the REIT, could have amended the charter to remove the Excess Share Provision in order to receive an advantageous offer and the family alone would not have been able to block such an amendment. A1044-45.

     THE 1998 RESTRUCTURING

     In 1998, this entire structure was drastically changed, and corporate power at the REIT level fundamentally reallocated to the family, by the family's taking advantage of a restructuring that ultimately became the GM Exchange. Prompted by TCI's lagging financial performance, GM sought to reduce the size of its investment. A944-47; A987-88. The parties also allegedly wanted to "simplify" and "improve" the two-tiered governance structure in some unspecified manner. A950; A995-96.

     But the Taubman family had objectives of its own. Recognizing that "the Family's interests and the public's interests (i.e., the Company) will diverge"
(A602), the family hired its own advisors to work closely with the strategic planning committee formed to come up with a restructuring proposal. The family's advisors -- the investment banking firm of Goldman Sachs and the law firm of Wachtell Lipton -- "were free to be biased advocates on behalf of the [Taubman] family" against the interests of other stakeholders. A600.5

     One issue was critical: the Taubman family was "firm" that it would "vigorously oppose ANY proposal which includes a shareholder vote." A603 (emphasis added). Goldman advised that


-------------
5 The planning committee was made up of Alfred Taubman, two GM representatives and two independent directors, Parker Gilbert and Jerome Chazen. A989-90; A1061. Even though Robert Taubman was not on the planning committee, the committee worked "closely" with "Bobby [Taubman] and his people" including Goldman and Wachtell. A991-93, 994. SEE ALSO A1082-83; A1149.

a "shareholder vote must be avoided at all costs." A607. Avoiding a shareholder vote was described as "key." A613.

     One reason for avoiding a shareholder vote was the family's fear that it would "put the company in play," i.e., lead to "interlopers" making a bid that could result in the Company being sold. A600; A603; A1050-52; A1108-10. The "Family and Goldman Sachs stood united in not wanting to put [the Company] `in play.'" A600. This was not just a theoretical threat, but a real one: in the course of the restructuring, another REIT, known as Rouse, sent a letter proposing to acquire the REIT's stock.6 A1066-71. The family opposed the proposal and the board of the REIT elected not to pursue the matter. A1001-03; A1066-71.

     While the planning committee's independent members and the committee's financial advisor, Morgan Stanley, "always insisted that a REIT shareholder vote is necessary" (A603; A1073-74), and while GM also had a preference for a shareholder vote (A1064-65), the family remained adamantly opposed to any such suggestion. A617 (Goldman notes) ("Bobby [Taubman] told Alan7: Need certainty -- NO VOTE") (emphasis in original).

     Incredibly, each and every defendant who testified in this case categorically denied that the Taubman family expressed any opposition to the concept of a shareholder vote. SEE A1137-38 (R. Taubman) ("Absolutely not;" "It was not our position."); A1139-40 (R. Taubman denied ever saying he wanted to avoid shareholder vote because it would put company in play); A951, 952-53 (Bloostein) (family opposition to shareholder vote "never came up"); A999-1000, 1014-15 (Gilbert) ("No, there was no indication of that"); A1053-54 (Payne) ("No").


----------------
6 Defendants have refused to produce this letter despite a discovery request.

7 Either Allen Reed of GM or TCI director Allan Bloostein. A1107, 1111-12.

     This testimony is completely belied by painstakingly detailed contemporaneous notes and memoranda authored by a member of the Goldman Sachs team who worked on the restructuring. A610-773; A600; A602; A1105-06; 1113-1165.8 SEE, E.G., A613 ("Key is SH [shareholder] vote;" "We won't endorse plan including interlopers/SH [shareholder] vote"); A614 ("Bobby will tell Alan: . . . we'll present structure that works -- no SH vote"); A603 ("Bobby should remain firm that Family will vigorously oppose any proposal which includes a shareholder vote"); A628 ("Bobby: status quo is not acceptable . . . [arrow] SH vote course w/risks (?) AND Co. WILL be put in play") (emphasis in original); A607 ("shareholder vote must be avoided at all costs"). These notes and memoranda are corroborated by the testimony of the lead Morgan Stanley investment banker on the deal, Chris Niehaus, who confirmed that the Taubman family "preferred not to have a shareholder vote" and "felt somewhat strongly about that position." A1062-63, 1072-73, 1084.

     The family's position prevailed. An earlier proposal for a spin-off of malls into a separately-traded development company "for a time appeared to be the most promising" alternative, but it would have required a shareholder vote and was discarded. A851; A600; A603.9 Another alternative -- the "Family's preferred structure" -- was then agreed upon and


---------------
8 The Goldman investment banker who authored these materials, Adam Rosenberg, had joined Goldman in 1998 after practicing law for four years at the New York law firm of Skadden Arps. A1088. He played a substantive role in the 1998 restructuring, attending numerous meetings and interacting with the Company's Chief Financial Officer, Lisa Payne in the collection and review of financial data. A1099, 1101-04. Mr. Rosenberg, who has since been promoted, is now working on the Goldman team that is representing the Company in its defense against the SPG offer. He was one of the Goldman bankers who made a presentation at the Board of Directors meeting on October 28, 2002 to consider the SPG offer. A1089-96; A923, 925-26.

9 The Goldman notes cast considerable doubt on the alleged "independence" of certain directors. Goldman described Claude Ballard (a former Goldman partner, A986; A1075) as "WAY on our ultimately implemented; it involved a negotiated separation and redemption of GM's partnership units in exchange for ten mall properties ("malls for units"). A602; A1097-99. The parties were advised that a shareholder vote on this exchange was not required and certainly was "not recommended." A852.
Even after agreement on the basic "malls for units" structure, the family's advisors continued to insist that there be no shareholder vote. SEE A846 ("GS Objection --Shareholder Vote [arrow] Will put company up for sale"). 10 Goldman, which was paid $10 million by the family for its efforts, A1133-1134, touted the ultimate structure as "the Goldman proposed plan" which it "helped the family sell." A608. In the end, a "public shareholder vote [was] avoided." A602.

     The GM Exchange resulted in achieving other important family goals. The transaction "was in fact driven by the strong desire, by the [Taubman] family" to achieve "greater relative ownership and control" (A600), through a "substantial improvement in [the] Family's governance rights." A602. PRIOR to the GM Exchange the family had "NO ABILITY to block transactions at either REIT or OP [operating partnership] level." A606 (emphasis added). Goldman and Wachtell's advice was to "take advantage" of the restructuring "to implement [a] governance package more favorable to [the] Family." ID. AFTER the GM Exchange there were "significantly better governance rights for Family than previously existed", including:


---------------
side" (emphasis in original) and Graham Allison as "aligned with Dad [Albert Taubman]". Directors Chazen and Gilbert were "with us except SH vote." A628.

10 These notes, produced from Morgan Stanley's files, are from a meeting on July 18, 1998, well after the development company proposal had been rejected and the basic "malls for units" structure had been agreed upon at the June 24 meeting. A850; A1146-47; A996-97. Thus, contrary to defendants' suggestion that the shareholder vote issue was limited to the development company proposal, these notes confirm that "avoiding a shareholder vote" remained a constant goal of the family throughout the restructuring process.

     o    "4 out of 9 REIT Board seats" [compared with 4 of 11 previously];

     o "'Flow-through'" voting rights -- voting power of units at REIT level" [through the issuance of the Series B]

     o "2/3 majority vote required for merger at REIT level (Family to own 29%, [other limited partners] to own 9%)"

     o "Blocking rights at OP level for extraordinary transactions; 50% LP consent required" [SEE A383, 417; A393]

A606. Although the Taubman family's minimal economic ownership of the REIT was unaffected by the GM Exchange, as a result of obtaining the Series B (for $38,000) they obtained approximately 30 percent voting power in the REIT and a blocking position. A965-66. The Series B gave the family a veto over a sale of the company for the first time (A972), and an effective veto over any lifting of the Excess Share Provision. A976-77; A1044-45. SEE A1158 (R. Taubman) ("Practically speaking our 30 percent rough position I think was more than sufficient to have a sale turned down."). As result of the Series B, the board no longer has the effective power to effect a sale of the company even for a proposal that it favors. A982-83.

     The REIT Board was not told in 1998 by any advisors that one effect of giving the Taubman family the Series B was to give them an effective veto over any sale of the REIT. A970. There was no discussion by the board of this impact. A975; A1148; A1079-80. Director Bloostein admitted he never even considered this fact although he now acknowledges it might have been important to his decision. A970-71. And of course shareholders were not allowed to vote on the matter.

     GM abstained from voting on the final transaction. A1004. GM's lawyer, Dennis Block, explained that GM would "abstain on governance" because "governance is [a] real problem for

[the] REIT." A761; SEE A859 (GM notes) ("We won't vote on it [governance] - no finger prints on it").

     Morgan Stanley, the planning committee's advisors, "was merely `brokering' the overall deal" and provided a "fairness opinion" to "make everyone happy." A600. The fairness opinion did not mention the Series B. A1077-78; A1011-12. The opinion addressed the fairness, "from a financial point of view," of the "Redemption," a defined term that did not include the Series B,11 and Morgan Stanley performed no financial analysis of the Series B. A1076. The Series B was issued for a mere $38,400. SEE A1010. The Board never discussed the value of the Series B and the voting rights it conferred on the family or obtained an appraisal of such value. A1013.

     The public announcement of the GM Exchange on August 18, 1998 omitted any mention of the Series B or the blocking rights that were created for the Taubman family. A448-52. A Goldman banker advised on the press release as follows:
"don't mention governance -- can of worms." A739; A1117-18. A draft of the press release left a spot for discussion of "Taubman Family vote/other governance issues" (A903), but the actual release steered clear of the topic other than to claim that governance had been "simplified."

     The first mention of the Series B came in an SEC filing on October 15, 1998, in which TCI cryptically (and misleadingly) stated that it became "obligated" to issue the Series B in connection with the GM Exchange. A468-69. Defendants' witnesses could not explain the source of this alleged "obligation." SEE, E.G., A1057; A1006-07; A1085-86. In fact there was no such "obligation."


--------------
11 A847-79. The terms and conditions of the "Redemption" were set forth in the GM Separation Agreement, which does not mention the Series B. A775.

     As admitted by director Gilbert, there was no requirement that the Series B be issued. A1006-07. GM never insisted on issuance of the Series B (A1005-06; A1100), and the separation agreement between GM and TRG did not even mention the Series B, much less require it as a term or condition. A775. The board was led to believe that the family's consent was necessary to approve the GM Exchange, and that this was some sort of "package deal" that required issuance of the Series B. That was not true. The GM Exchange, including all the material benefits, could have been accomplished without the Series B -- indeed, even without the family's consent or any changes in governance at all. A958-59, 980, 981 (Bloostein); A1006-07 (Gilbert) ("pure speculation" that family would not have done the deal without the Series B); SEE ALSO A1081 (Niehaus). For the SEC filing to call the Series B an "obligation" of the Company was grossly misleading.

     Nor did the October 1998 8-K explain that the family was obtaining a 30% vote and blocking position through the Series B. Payne justified this omission on the ground that "if somebody read it and didn't understand it, they would have called" and she "never got a phone call." A1058-59. While the possibility of issuing preferred stock had earlier been disclosed, 12 the fact remains that the Company did not clearly and forthrightly tell the shareholders in 1998 what it had done to them.


-------------
12 Defendants make much of the authorization in 1996 for the Board to issue, at some future date, preferred stock "without seeking further shareholder approval." But that advance authorization did not validate in advance the improper purpose for which the Series B was ultimately issued. A1033-36 (G. William Miller). Furthermore, the disclosure in 1996 stated that the Company anticipated using the preferred stock and its "net cash proceeds" for corporate acquisitions -- a typical use of so-called "blank" or "bucket preferred" stock. SEE A1122-23 (David Simon). Neither this disclosure, nor any other disclosure prior to 1998, put shareholders on notice that the family would use preferred stock to achieve a blocking position while disenfranchising the public shareholders.

     The Board never even considered any less drastic alternatives to issuance of the Series B that would have simplified governance without giving the family a blocking position. The advisors never proposed a structure that did not involve giving the Taubman family the Series B. A981-81a; A1009-10. Nor was the option of simply exchanging the GM units for the 10 shopping centers without making any governance changes ever considered. A959-60.

     While defendants tout the fact that the REIT went from a minority to majority owner of TRG as a result of the GM Exchange, that would have happened had the exchange been done without any changes in governance. A1048-49.13 Similarly, the defendants' assertion that the GM Exchange moved all key decision-making from the Partnership Committee to the REIT Board level ignores the fact that prior to the exchange, the REIT Board had the decision making authority regarding matters fundamental to the REIT's public shareholders. It was the REIT Board -- not the Partnership Committee -- that was responsible for assessing proposals to acquire the REIT (A1007-08); it was the REIT Board that made the determination to reject the Rouse offer (A1140-41); it was the REIT Board that had to and did approve the GM Exchange on behalf of the public shareholders and it was the REIT Board that was required to, and did,


----------------
13 Similarly, while defendants contend that the GM Exchange allowed the REIT and partnership to issue one set of consolidated financial statements, no one ever discussed whether that goal could have been accomplished if the GM Exchange had been done alone without any other changes in corporate governance. A1046-48. In fact, the REIT still would have been able to consolidate its financial statements with the partnership because it would have had majority equity ownership of TRG. SEE J.L.B. EQUITIES, INC. V. OCWEN FIN. CORP., 131 F. Supp. 2d 544, 550 (S.D.N.Y. 2001). Defendants' additional contention that as part of the deal the family gave up favorable termination provisions under the management agreement is likewise misguided. The changes to the management agreement were not significant "concessions" by the Taubman family because TCI has the "economic ownership" of the management company and the Taubman family does not earn any money from the management company. A1055-56 (Payne); SEE ALSO A1153-55 (R. Taubman) (management contract is of "nominal" value).

authorize the issuance by the REIT of the Series B to the family. A1142-44, 1145. Defendants' effort to portray the REIT Board as an insignificant body must fail.

     Finally, the defendants' refrain that the Series B aligned the voting and economic interests in the "enterprise" and guaranteed "one unit, one share, one vote" is an empty slogan and inaccurate at that. There is no such entity as the "enterprise." TRG and the Company are two separate legal entities (SEE, E.G., A912-13), and the Taubman family reaps considerable tax benefits from that separate legal structure. The fact remains that as a direct result of the Series B, the family holds 1% of the economic interest yet more than 30% of the voting power in the public REIT. As director Gilbert tellingly testified, "I don't think it is good business practice to let 30 percent of the interest decide what happens to the whole." A998. Much less should a 1% interest holder have that right.

THE SPG OFFER AND DEFENDANTS' FLAT REJECTION OF IT

     Immediately upon receiving an unsolicited proposal from SPG in October 2002, Robert Taubman hired the FAMILY'S two trusted advisors from the 1998 GM Exchange -- Goldman and Wachtell -- to advise on behalf of the PUBLIC COMPANY with respect to the offer. A1019-23; A1151-52.14 Both Goldman and Wachtell, who had performed work on the family's behalf prior to 1998, continued to do so subsequent to 1998 and prior to the SPG offer (E.G., a Goldman "anti-raid analysis" prepared in 2001, SEE A912), and they continue to perform work separately for the family today. A1135-36,1150-51. Goldman's current engagement by TCI on the SPG offer


---------------
14 Robert Taubman testified that he hired Goldman and Wachtell "in consultation with my board" prior to the October 28, 2002 board meeting. A1151. Parker Gilbert testified, however, that when Taubman called him before the board meeting "he told me who he had hired" and that it was Goldman and Wachtell. A1022-23. Director Bloostein was not even aware that Goldman had advised the family in the 1998 GM Exchange. A948-49.

allows it to earn a "success fee" in which success is defined as the Company not being taken over. A1027-29; A914.

     At an October 28, 2002 meeting the Board "received advice from Mr. Taubman that the Taubman family had no interest in pursuing a sale of the Company and intended to use its significant stake in the Company to oppose the proposed transaction it if were put to a vote." A486, 500. There was no discussion of whether the $17.50 price was financially inadequate. A1024-26. The Board declared that the Company was "not for sale" and that discussions as to SPG's proposal would be "unproductive." A500. Thus continues the pattern from 1998 of preventing any third party bids, and not giving shareholders any choice in the matter.

     On November 13, 2002 the Company announced that the Board had rejected SPG's proposal and that, in light of the family's position that it was "categorically opposed to the sale of the Company," any efforts to purchase TCI would be "unproductive." A502. One day later, Robert Taubman entered into the Voting Agreements described more fully in the Court's Order of January 22, 2003. On November 15 the family filed a Schedule 13D with the SEC stating that the Voting Agreements were entered into "for the purposes of preventing an unsolicited takeover of the Company." A516, 543. As the 13D stated, "Robert S. Taubman together with the Taubman Family controls 33.6% of the vote of the capital stock of the Company" (ID.), which Taubman has testified makes it "impossible" for someone to achieve a two-thirds vote to amend the articles over the family's opposition. A1158. SEE A962-64, 966-67 (Bloostein) (SPG offer is "futile" because 2/3 of shareholders must approve a sale and the family holds over 33%).

     On December 5, 2002 SPG made its tender offer at $18 per share. The Board rejected this offer as well as the increased SPG/Westfield offer of $20. On January 22, 2003 Robert

Taubman said "the board's position remains clear -- the company is not for sale." A512. Taubman refused to testify, however, as to what an adequate price would be. A1131-32.

                                    ARGUMENT

     The factors to be considered in deciding whether to grant a preliminary injunction are well established: "(1) the likelihood that the party seeking the preliminary injunction will succeed on the merits of the claim; (2) whether the party seeking the injunction will suffer irreparable harm without the grant of the extraordinary relief; (3) the probability that granting the injunction will cause substantial harm to others; and (4) whether the public interest is advanced by the issuance of the injunction." SIX CLINICS HOLDING CORP., II V. CAFCOMP SYS., INC., 119 F.3d 393, 400 (6th Cir. 1997) (citation omitted). The four considerations are factors to be balanced, not prerequisites that must be met, and no single factor is determinative. ID. at 400. As shown below, all four of these factors are met by plaintiffs.

I. PLAINTIFFS ARE LIKELY TO SUCCEED ON THE MERITS OF THEIR BREACH OF FIDUCIARY DUTY AND CONTROL SHARE ACT CLAIMS


     A.   DEFENDANTS HAVE BREACHED AND CONTINUE TO BREACH THEIR FIDUCIARY
          DUTIES.

     Under Michigan law, directors and officers of a corporation owe a fiduciary duty to the corporation's shareholders. SEE GAFF V. FED. DEPOSIT INS. CORP., 828 F.2d 1145, 1151 (6th Cir. 1987); MILLER V. VILL. HILL DEV. CORP., 2001 WL 754050, at *2 (Mich. Ct. App. Jul. 3, 2001) (A1214).15 Directors are required to act on the shareholders' behalf, in good faith, "with the degree of diligence, care and skill ... which an ordinarily prudent and loyal person would


-------------
15 In the absence of Michigan law on a question of corporate law, Michigan courts generally refer to Delaware law. PLAZA SEC. CO. V. FRUEHAUF CORP., 643 F. Supp. 1535, 1543 n.5 (E.D. Mich. 1986).

exercise under similar circumstances in a like position." PLAZA SEC. CO. V. FRUEHAUF, 643 F. Supp. 1535,1542-43 (E.D. Mich. 1986) (citation omitted).

     Outside directors cannot satisfy their duties merely by rubber stamping a decision by management or the interested directors. SEE EDELMAN V. FRUEHAUF CORP., 798 F.2d 882, 886 (6th Cir. 1986). "The exercise of fiduciary duties by a corporate board member includes more than avoiding fraud, bad faith and self-dealing. Directors must exercise their honest judgment in the lawful and legitimate furtherance of corporate purposes." ID. (citation omitted).16

     Furthermore, in the context of a contest for corporate control, such as a tender offer, a heightened level of scrutiny applies to director conduct. A board may not set up defensive measures "by any Draconian measures available." UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946, 955 (Del. 1985). The board must satisfy an "enhanced duty" by demonstrating both that there are reasonable grounds to believe that a danger to corporate policy and effectiveness exists, and that the defensive response was reasonable and proportionate in relation to the threat posed. SEE UNITRIN, INC. V. AM. GEN. CORP., 651 A.2d 1361, 1373 (Del.
1995). The defensive response cannot be preclusive of outside offers. ID. at 1386.

     Where, as here, shareholder voting rights and the shareholder franchise are implicated, an even higher level of scrutiny applies. As the Delaware Supreme Court reaffirmed earlier this month, "[a] board's unilateral decision to adopt a defensive measure touching `upon issues of control' that purposefully disenfranchises its shareholders is strongly suspect under UNOCAL, and


--------------
16 Because the Taubman family exercises effective control, it also owes a fiduciary duty to the TCI shareholders. SEE KAHN V. LYNCH COMMUNICATION SYS., INC., 638 A.2D 1110, 1113-15 (Del. 1994); MAGGIORE V. BRADFORD, 310 F.2d 519,
521 (6th Cir. 1962).

cannot be sustained without a `compelling justification.'" MM COS., INC. V. LIQUID AUDIO, INC., 2003 WL 58969, at *10 (Del. Jan. 7, 2003) (A1217).17

     In particular, it is well established that stock issued by insiders to themselves "for [the] purpose of establishing control of [the] corporation, and not having some corporate goal as its principal purpose, is fraudulent as against the other shareholders and cannot be permitted to stand." CAMPAU V. MCMATH, 185 Mich. App. 724 (Mich. Ct. App. 1990); SEE CONDEC CORP. V. LUNKENHEIMER CO., 230 A.2d 769, 775 (Del. Ch. 1967) ("shares may not be issued for an improper purpose such as a take-over of voting control from others"). An injunction may issue to prevent the voting of shares issued by insiders to obtain control for themselves or perpetuate themselves in office. CAMPAU, SUPRA; SEE PACKER V. YAMPOL, 1986 WL 4748 (Del. Ch. Apr. 18, 1986) (A1228).18 This is true even if the stock issuance was legally authorized. SEE SCHNELL V. CHRIS-CRAFT INDUS., 285 A.2d 437, 439 (Del. 1971) ("inequitable action does not become permissible simply because it is legally possible.").

     Applying the above principles, plaintiffs have shown a likelihood of success on their breach of fiduciary duty claims. The issuance of the Series B to the family in 1998 was an


------------
17 SEE CONOCO, INC. V. SEAGRAM CO., 517 F. Supp. 1299, 1303 (S.D.N.Y. 1981) ("What is sometimes lost sight of in these tender offer controversies is that the shareholders, not the directors, have the right of franchise with respect to the shares owned by them .... The Directors are free to continue by proper legal means to express to the shareholders their objection and hostility to the ... proposal, but they are not free to deny them their right to pass upon this offer or any other offer for the purchase of their shares.").

18 SEE ALSO ASARCO INC. V. COURT, 611 F. Supp. 468, 480 (D.N.J. 1985) ("[counterclaimant] holds a substantial block of Asarco common stock and evidently plans to acquire in excess of 20 percent of the total common shares outstanding. If it does so, its vote will be illegally diluted by virtue of the new preferred."); DROBBIN V. NICOLET INSTRUMENT CORP., 631 F. Supp. 860, 913 (S.D.N.Y. 1986); BEZTAK V. BANK ONE COLUMBUS, N. AM., INC., 811 F. Supp. 274, 283-84 (E.D. Mich. 1992); PHILLIPS V. INSITUFORM OF N. AM., Civ. No. 9173, 1987 WL 16285 (Del. Ch. Aug. 27, 1987) (A1240).

egregious act of corporate malfeasance that served no purpose other than to give the family an effective veto over offers it did not want. The Series B was essentially gifted to the family, was unnecessary to the attainment of any valid corporate goal, and certainly had no "compelling justification." The fact that the Series B was appended to a transaction that was deliberately structured so as to avoid a shareholder vote is further evidence that the primary purpose of the SERIES B was to seize control at the expense of the public shareholders. SEE HILTON HOTELS CORP. V. ITT CORP., 978 F. Supp. 1342, 1349 (D. Nev. 1997) (enjoining restructuring plan upon finding that primary purpose was entrenchment and board "offered no credible justification for not seeking shareholder approval" even though shareholder vote not legally required).

     Adopted at a time when the family was concerned about actual (Rouse) and potential bidders or "interlopers" -- and kept in place today to thwart the SPG/Westfield offer -- the Series B is vastly disproportionate to any actual or imagined threat to the Company. It is draconian and completely preclusive of unsolicited third party offers, which was precisely its goal. The family can block third party offers and preclude the shareholders from considering, for themselves, whether they wish to tender for a premium. The board's passive acceptance -- a rubber stamping -- of this usurpation of power cannot be justified.

     SPG has standing to assert this claim. The unique harm SPG is suffering in its capacity as a potential acquiror creates the requisite "personal stake" and "injury in fact" that is concrete, particularized, and imminent. MARKVA V. HAVEMAN, 168 F. Supp. 2d 695, 704 (E.D. Mich. 2001) (citation omitted); SEE ALSO SIERRA CLUB V. MORTON, 405 U.S. 727, 731-32 (1972).19


------------
19 As the SEC has stated: ""[t]he substantial efforts and expenditures necessary for a person to commence a tender offer establish a `personal stake' in the controversy sufficient to satisfy that

     Numerous courts have held that shareholder-bidders have standing to bring actions attacking defensive measures designed to thwart their tender offer. IN RE GAYLORD CONTAINER CORP. S'HOLDERS LITIG., 747 A.2d 71, 81 (Del. Ch. 1999) ("settled case law indicates that a potential acquiror may bring an individual action to challenge defensive actions impeding its bid. ..."); CROUSE-HINDS V.
INTERNORTH, INC., 518 F. Supp. 390, 403 (N.D.N.Y. 1980) (same).

     Regardless of whether SPG owned shares of the Company when the Series B was issued, SPG TODAY is suffering individual harm as a potential acquiror of the Company as a result of defendants' CURRENT and CONTINUING efforts to thwart the SPG/Westfield offer. This continuing harm, and SPG's current status as a bidder, are sufficient to give it standing. SEE TORCHMARK CORP. V. BIXBY, 708 F. Supp. 1070, 1077-78 (W.D. MO. 1988) (bidder-plaintiff had standing to attack target's defensive efforts as a breach of fiduciary duty irrespective of when it acquired its shares); CRTF CORP., 683 F. Supp. at 428, 437 (tender offeror had standing to challenge target company's defensive "poison pill" as a breach of fiduciary duty even though plaintiff did not become shareholder until after adoption of the defensive mechanism; because plaintiff alleged "a continuing wrong with respect to at least the existence" of the poison pill, "we will not dismiss the claim on this basis [standing]").20


-------------
standing requirement.'" CRTF CORP. V. FEDERATED DEP'T STORES, INC., 683 F. Supp. 422, 429-30 (S.D.N.Y. 1988) (quoting SEC Amicus Curiae Brief).

20 In addition, because SPG is preparing to mount a proxy solicitation to remove various obstructions that are impeding its tender offer, including the Excess Share Provision, it also has standing to attack those impediments. SEE PACKER V. YAMPOL, at *13 (A1228).

     B. THE FORMATION OF A GROUP WITH RESPECT TO 33.6% OF TCI'S VOTING SHARES PRECLUDES VOTING OF THOSE SHARES WITHOUT SHAREHOLDER APPROVAL.

     The Court has already ruled that it could infer from the Amended Complaint that "Robert Taubman, the Taubman Family and those persons who entered into Voting Agreements with Robert Taubman constituted a group and that their aggregation of shares was a `control share acquisition' under the Control Share Act." Jan. 22 Order at 16. The Schedule 13D trumpets the formation of a group among Robert Taubman, the family and the family friends to vote against the SPG offer. Numerous other admissions are to the same effect. SEE, E.G., A504 ("the Taubman family and other shareholders, with combined voting power of over a third of the total voting power of the Company's capital stock, have indicated that they do not intend to tender their Common Shares and have taken the firm position that they are not interested in pursuing a sale transaction."); A570-71 ("The owners of over one-third of the outstanding Taubman Centers shares have publicly announced their opposition to Simon's hostile offer"); A120 ("holders of more than a third of the voting power HAVE ALREADY EXPRESSED THEIR AGREEMENT with the board's position that Taubman Centers is not for sale, AND WILL VOTE AGAINST the Simon proposal if the meeting is held") (emphasis added).

     As the Court has held, citing the Official Comments to Indiana's control share statute, the "group" approach under the Michigan Control Share Act is similar to that under Section 13(d). SEE BREAUD V. AMATO, 657 So. 2d 1337, 1343 (La. Ct. App. 1995). The threshold determination for the existence of a group under 13(d) is whether the defendants "agreed to act together for the purpose of acquiring, holding, VOTING or disposing of" a company's shares. SCHAFFER V. CC INV., LDC, 2002 WL 31869391, at *4 (S.D.N.Y. Dec. 20, 2002) (A1249) (emphasis added). An agreement, which may be proven by direct or circumstantial evidence, may be formal or informal, and need not be written. SEE MORALES V. QUINTEL ENTM'T INC., 249 F.3d 115, 124 (2d CIR. 2001); WELLMAN V. DICKINSON, 682 F.2d 355, 363 (2d Cir. 1982).
"All that is required is that the members of the group have combined to further a common objective with regard to" acquiring, holding, voting or disposing of securities. MORALES V. FREUND, 163 F.3d 763, 767 n.5 (2d Cir. 1999).

     Courts applying these principles have found sufficient evidence of the existence of a group to grant preliminary injunctive relief on section 13(d) claims. SEE CHAMPION PARTS REBUILDERS, INC. V. CORMIER CORP., 661 F. Supp. 825, 850 (N.D. Ill. 1987) (issuing preliminary injunction where facts indicated, INTER ALIA, "a common plan and goal" and "correlation of defendants' activities and intercommunications"); SEILON, INC. V. LAMB, No. C 83-314, 1983 WL 1354, at **13-14 (N.D. Ohio July 27, 1983) (A1257) (issuing preliminary injunction based upon, INTER ALIA, statement by one member that she represented a group of shareholders and a meeting among members of the group, stating "[a]ny other outcome of a discussion among friends and former associates controlling 48% of a company who are jointly dissatisfied with current management is, in a word, unthinkable"); JEWELCOR INC. V. PEARLMAN, 397 F. Supp. 221, 250-51 (S.D.N.Y.
1975) (issuing preliminary injunction based upon evidence of target's "battle plan" to thwart attempted takeover).

     SPG submits that the question here is not even close, and that there is sufficient evidence not only preliminarily to enjoin the "group" from voting but to direct a declaratory judgment in plaintiffs' favor.

     Recognizing, too late, the consequences of their recent actions, defendants THREE DAYS AGO filed an "amended" 13D announcing that Robert Taubman and the parties to the Voting

Agreements had suddenly "terminated them" and that "there are no longer any agreements, arrangements or understandings" between them." A573, 592-93. Far from disproving the existence of a group, the parties' "termination agreement" merely confirms that they continue to act (in the words of the Indiana commentary) "cooperatively" and "in concert" to further the group's common objectives at the whim of Robert Taubman and his family. Defendants' self-serving claim that that their agreement is at an end cannot "unring the bell." No one can seriously believe that their "expressed agreement" to "vote against the SPG proposal" (A120) has changed in the slightest. "It would require a degree of naivete" to believe that the admitted group activities "were not the product of an agreement" that exists to this day. SEE CITIZENS FIRST BANCORP, INC. V. HARRELD, 559 F. Supp. 867, 872 (W.D. Ky. 1982).

     In any event, the termination of the Voting Agreements between Robert Taubman and the family friends does not change the fact that the Taubman family members formed a group that continues to exist. The formation of that group was manifested by the filing of the 13D by the Taubman family members, including not only Robert but William Taubman and the Alfred Taubman trusts and entities, collectively holders of 30% of TCI's voting power. A516, 543-45. Had the family members not been part of the group formed to vote against the SPG offer, there would have been no reason for them to file a 13D, for the first time, in November 2002.

     Robert Taubman's own testimony confirms that he was acting pursuant to an understanding with the family. Asked about the Voting Agreements, he testified that he spoke to his father and brother before entering into them and they all agreed that "WE were going to ask for them." A1161-62. He referred to the 13D filing "that WE made at the time WE entered into them." A1156 (emphasis added). He continued: "[T]he statement that WE made when WE announced these was to clearly and resolutely say to the public and the investment community that OUR -- that WE were very resolute in OUR position." 1157 (emphasis added); A1128-30 ("I had spoken to my father, spoken to my brother, spoken to my sister, and we had come to that conclusion [to vote against the transaction])."

     Taubman then testified about contacting another person about entering into a voting agreement.

     Q:   And did Mr. Kuhn agree to enter into a voting agreement with you?

     A:   If, if WE decided that WE wanted to, he was prepared to do so.

     Q:   But you didn't.

     A:   WE decided not to.

     Q:   WHEN YOU SAY "WE "YOU'RE REFERRING TO YOUR FAMILY?

     A:   YES.

A1159-60 (emphasis added).

     Defendants' argument that they made no "acquisition of control shares" is beside the point. The Control Share Act covers the acquisition not only of shares but also of the right, alone or as part of a group, to "exercise or direct the exercise" of VOTING POWER. MCL ss. ss. 450.1790, 1791(1) (A1164-65) (emphasis added). As stated in the Indiana commentary:

          [t]he relevant inquiry is whether one or more acquiring persons have acquired SUFFICIENT PRACTICAL ABILITY IN FACT "to exercise or direct the exercise of the voting power ... within the statutory ranges, and not simply whether a single person acquires actual record ownership of a certain percentage of shares.

IND. CODE ss. 23-1-42-1, Official Comments (emphasis added). Furthermore, under
Section 13(d), each member of a group is deemed to have acquired the voting power held by the other members upon the formation of the group "even without additional purchases of stock by any of its members." TEXASGULF, INC. V. CANADA DEV. CORP, 366 F. Supp. 374, 403 (S.D. Tex. 1973).21

II.  SPG WILL SUFFER IRREPARABLE HARM.

     SPG and the public stockholders will suffer irreparable injury if the requested relief is not granted. Loss of the opportunity to make a tender offer, and the loss, on the part of the shareholders, to participate in that tender offer constitute irreparable harm. SEE BUCKHORN, INC. V. ROPAK CORP., 656 F. Supp. 209, 236 (S.D. Ohio 1987) (irreparable harm to offeror and target's shareholders where target's conduct "would effectively kill the tender offer"); MINSTAR ACQUIRING CORP. V. AMF, INC., 621 F. Supp. 1252 (S.D.N.Y. 1985) (irreparable harm if plaintiff's tender offer is defeated due to illegal defensive tactics). Furthermore, shareholders suffer irreparable harm where their right to vote is frustrated or denied. SEE AHI METNALL, L.P. V. J. C. NICHOLS CO., 891 F. Supp. 1352, 1359 (W.D. Mo. 1995); ASARCO, 611 F. Supp. at
480.

III. DEFENDANTS WILL NOT SUFFER SUBSTANTIAL HARM.

     The injunction requested will not cause substantial harm to the Taubman family. The family, if it wishes, may retain its partnership units and economic and voting interests in TRG. A935-36; A10-11. Furthermore, defendants cannot claim harm if they are merely prevented from voting shares which they do not have the right to vote under the Control Share Act. The group can still vote those shares if they obtain shareholder approval to do so, and there is nothing preventing the Taubmans from soliciting proxies for a shareholder resolution approving the


------------
21 SEE ALSO 17 C.F.R. ss. 240.13d-5(b)(1) ("When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership . . . as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons.").

group's voting rights. The family will still have its Series B stock and is not irrevocably stripped of the right to vote those shares if shareholder approval is obtained.

IV. AN INJUNCTION WILL SERVE THE PUBLIC INTEREST.

     The public interest will be served by the relief requested because thousands of shareholders, including pension funds that hold shares in trust for thousands of employees, will receive the right to tender their shares in return for cash at a substantial premium. Furthermore, an injunction will serve the public interest by preventing the Taubman family from reaping the benefits of the board's breaches of its fiduciary duties and violations of Michigan law. Finally, the injunction will serve the public interest in corporate democracy by permitting the common shareholders to vote to amend the Articles without the dilutive effect of the Series B Preferred STOCK. AHL METNALL, 891 F. Supp. at 1360; ASARCO, 611 F. Supp. at 480.

                                   CONCLUSION

     For the reasons set forth above, SPG respectfully requests that the Court:
(1) preliminarily enjoin the holders of the Series B from voting those shares; and (2) grant to SPG such other and further relief as the Court deems fair and equitable.

Dated: January 31, 2003

MILLER, CANFIELD, PADDOCK &                   WILLKIE FARR & GALLAGHER
  STONE, P.L.C.                               787 Seventh Avenue
                                              New York, New York 10019
                                              Telephone: (212) 728-8000
By: /s/ Carl H. von Ende                      Facsimile: (212) 728-8111
    -----------------------------------
    Carl H. von Ende (P21867)
    Todd Holleman (P57699)
150 West Jefferson, Suite 2500
Detroit, Michigan 48226-4415
Telephone: (313) 963-6420
Facsimile: (313) 496-7500


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